EXHIBIT 10

Contact:
Ruth Pachman/Dawn Dover/Josh Pekarsky
Kekst and Company
(212) 593-2655

                                          FOR IMMEDIATE RELEASE

             KKR SUCCESSFULLY COMPLETES EXCHANGE OFFER AND ACQUIRES
                  APPROXIMATELY 69.5% OF BORDEN COMMON STOCK,
                          INCLUDING EXERCISE OF OPTION

    NEW YORK, December 21, 1994--Kohlberg Kravis Roberts & Co. announced today that its affiliate, Whitehall Associates, L.P. has successfully completed its exchange offer for shares of common stock of Borden, Inc. (NYSE: BN), with an estimated 90,007,716 shares, or 63.5% of those outstanding, having been tendered by Borden shareholders.

    Whitehall Associates and another KKR investment partnership also will acquire 28,138,000 Borden shares pursuant to the exercise in full of a previously granted option. Whitehall had previously announced its intention to acquire such shares if the exchange offer was successfully completed.

    Following the consummation of the exchange offer and exercise of the option, based on the estimated number of shares tendered, the KKR investment partnerships will own approximately 69.5% of the outstanding Borden common stock.

    The exchange offer expired, as scheduled, at 12:00 midnight, New York City time, on Tuesday, December 20, 1994. Following expiration of the exchange offer, Whitehall Associates accepted all shares of Borden common stock validly tendered and not properly withdrawn prior to the expiration of the exchange offer. The estimated 90,007,716 shares tendered and accepted included 15,302,708 shares subject to guarantees of delivery. Each Borden share accepted for exchange in the exchange offer will be exchanged for 2.29146 shares of common stock of RJR Nabisco Holdings Corp. (NYSE: RN).

    KKR stated that the proposed merger of Borden and a KKR affiliate will be submitted to a vote of Borden shareholders at a special meeting to be called for that purpose as soon as practicable. The merger would be consummated as soon as practicable following approval by holders of 66 2/3% of the outstanding Borden shares (including shares held by KKR and its affiliates). In the merger, all remaining Borden shareholders would receive 2.29146 shares of common stock of RJR Nabisco Holdings for each of their Borden shares.

    This announcement does not constitute a solicitation of a proxy, consent or authorization for or with respect to any special meeting or other meeting of Borden's shareholders or any action in lieu thereof. Any such solicitation will be made only pursuant to separate proxy materials in compliance with the Securities Exchange Act of 1934. This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities.